Exhibit 99.1

Teleflex ®	NEWS
155 South Limerick Road, Limerick, PA 19468 USA — Phone: 610-948-5100 — Fax: 610-948-5101

Contact:	Jake Elguicze Senior Director, Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	April 28, 2009

TELEFLEX REPORTS FIRST QUARTER 2009 RESULTS
Reaffirms Full Year EPS and Cash Flow Guidance

First Quarter Diluted EPS from Continuing Operations Excluding Special Items — $0.76 per share, up 17%

First Quarter GAAP Diluted EPS from Continuing Operations of $0.66 per share, up 74%

Limerick, PA — Teleflex Incorporated (NYSE: TFX) today announced financial results for the first quarter ended March 29, 2009. Revenues from continuing operations were $469.7 million compared to $542.1 million in the first quarter of 2008, down 13% driven by a decline in core revenue of 8% and an unfavorable currency impact of 5%. Core revenue decline by segment was Medical 4%, Aerospace 27%, and Commercial 13%.

Income from continuing operations excluding special charges increased 17% to $30.2 million or $0.76 per diluted share compared to $25.7 million or $0.65 per diluted share in the prior year quarter. Income from continuing operations attributable to common shareholders including special charges increased to $26.4 million or $0.66 per diluted share compared to $15.0 million or $0.38 per diluted share in the prior year. Results for the period included the charges listed in the reconciliation table below.

Income from discontinued operations attributable to common shareholders was $189.1 million or $4.74 per diluted share compared to $7.9 million or $0.20 per diluted share in the prior year quarter. 2009 results from discontinued operations include a gain net of tax, of $178.6 million, or $4.48 per diluted share from the sale of the 51% ownership in Airfoil Technologies International — Singapore Pte. Ltd. (“ATI”).

Net income attributable to common shareholders in the first quarter of 2009 was $215.5 million and diluted earnings per share available to common shareholders were $5.40 compared to $22.9 million and $0.58 per diluted share in the prior year quarter.

Cash flow from continuing operations for the quarter used net cash of $4.5 million. Excluding a tax payment of $47.4 million related to the divestiture of the automotive and industrial businesses, cash flow from continuing operations for the first quarter of 2008 was $27.2 million.

“Teleflex was able to generate 17% adjusted earnings growth despite operating in what are unprecedented economic times,” said Jeffrey P. Black, chairman and chief executive officer. “In addition, as a result of the divestiture of ATI during the quarter, we were able to further reduce our debt by approximately $240 million, improving our balance sheet to provide additional flexibility to support future growth and eliminating the requirement of further debt payments until September 2010.”

Black stated, “We continue to expect to deliver low to mid-single digit core revenue growth within our Medical business for the full year notwithstanding the challenges experienced in certain product categories during the first quarter which negatively impacted growth. Due to the increasing uncertainty in the end markets served by our Aerospace and Commercial Segments, we expect continued revenue challenges and will remain vigilant with our cost containment initiatives in these businesses.”

Added Black, “Despite the softness in revenue during the quarter and considering the action plans initiated to improve working capital, we are reaffirming our 2009 annual guidance for earnings per share of $3.25 to $3.55 per diluted share excluding special charges and cash flow from continuing operations of $210 to $220 million.”

Business Segment Commentary

Medical Segment
Medical Segment revenues of $340.5 million for the first quarter represented a decrease of 9% versus the previous year with a core decline of 4% and negative impact from currency of 5%. The decrease in core revenue was primarily due to reduced sales of respiratory products in North America as a result of a less severe flu season, distributor inventory reductions, lower sales of cardiac care products driven by a product recall, and a decline in orthopedic devices sold to medical OEM’s. These declines were partially offset by higher sales of urology and surgical products.

Medical Segment sales by product group were comprised of the following:

	Three Months	Three Months	QTD Change		QTD Change
	Ended	Ended	Including F/X		Excluding F/X
	March 29, 2009	March 30, 2008*
Critical Care	$218.1	$243.7	(11	)%	(5	)%
Surgical	69.0	72.9	(5	)%	1	%
Cardiac Care	15.4	18.2	(15	)%	(10	)%
OEM	34.2	36.3	(6	)%	(4	)%
Other	3.8	3.0	27	%	46	%

Total Sales	$340.5	$374.1	(9	)%	(4	)%

Adjusted segment operating profit declined to $70.8 million from $78.1 million in the prior year. The decline resulted from lower revenues and the stronger U.S. dollar which was partially offset by lower selling, general, administrative and manufacturing costs attributable primarily to synergies from the Arrow integration activities. Adjusted segment operating margins in the quarter were 20.8% versus 20.9% in the prior year quarter. A reconciliation of adjusted segment operating profit and margins are noted in the table below.

Aerospace Segment
Aerospace Segment revenues declined 34% to $43.7 million from $66.3 million in the same period last year primarily driven by a decrease in sales of cargo loading systems and cargo containers. An unfavorable currency impact of 7% also contributed to the decline.

Segment operating profit decreased to $3.0 million from $4.9 million principally due to the decline in revenues. Segment operating margin for the quarter was 6.9% versus 7.4% in the prior year first quarter.

Commercial Segment
Commercial Segment revenues declined 16% to $85.4 million from $101.8 million in the same period last year. Core growth in sales of power systems and rigging services products of 35% and 1%, respectively, was more than offset by a 34% decline in sales of marine products. Unfavorable currency translation contributed 3% to the decline.

During the first quarter of 2009, operating profit in the Commercial Segment increased to $4.7 million from $2.8 million, principally due to increases in the power systems business more than offsetting further declines in marine. Segment operating margin rose to 5.5% from 2.8% in the prior year quarter.

Business Outlook for 2009
The company reaffirms its full year 2009 guidance for earnings per share from continuing operations of $3.25 to $3.55 per diluted share, excluding special charges. Special charges for 2009 are expected to be in the range of $0.30 to $0.40 per diluted share. Earnings per share attributable to common shareholders including special charges, are expected to be in the range of $2.85 to $3.25 per diluted share.

In addition, the company also reaffirms full year 2009 guidance of cash flow from continuing operations of $210 million to $220 million.

First Quarter Conference Call Webcast and Additional Information
As previously announced, Teleflex will comment on its first quarter results on a conference call to be held Tuesday, April 28, 2009, at 9:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and accompanying presentations will be posted prior to the call. An audio replay will be available until May 3, 2009 by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), Passcode: 98105977.

Additional Notes
Core growth includes activity of a purchased company beyond the initial twelve months after the date of acquisition. Core growth excludes the impact of translating the results of international subsidiaries at different currency exchange rates from year to year, and the activity of companies that have been divested within the most recent twelve month period.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment operating profit includes a segment’s net revenues reduced by its materials, labor and other product costs along with the segment’s selling, engineering and administrative expenses and noncontrolling interest. Unallocated corporate expenses, gains or losses on sales of assets, restructuring and impairment charges, interest income and expense and taxes on income are excluded from the measure.

Segment commentary excludes the impact of discontinued operations, items included in restructuring and impairment charges, losses and other charges, and fair market value adjustments for inventory as disclosed in the condensed consolidated statements of income.

• Certain reclassifications within product categories have been made to 2008 results to conform with current year presentation.

Notes on Non-GAAP Financial Measures
This press release addresses certain non-GAAP measures.  We use these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and as a means to evaluate period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures.

This press release includes financial measures which exclude the effect of charges associated with our restructuring programs, charges related to the Arrow acquisition, and (gain)/loss on sale of assets and other charges. Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. Tables reconciling these non-GAAP measures to the most directly comparable GAAP measures are set forth below.

	Three Months Ended			Three Months Ended
	March 29, 2009			March 30, 2008
	Continuing Operations			Continuing Operations
		(dollars in thousands, except per share)
Income and diluted earnings per share attributable to common
shareholders	$	26,414	$0.66	$15,021	$0.38

Restructuring and impairment charges		2,463		8,856
Tax benefit		(716)		(2,822)

Restructuring and impairment charges, net of tax		1,747	0.04	6,034	0.15

Losses and other charges (A)		3,226		294
Tax benefit		(1,211)		(75)

Losses and other charges, net of tax		2,015	0.05	219	0.01

Fair market value inventory adjustment (B)		—		6,936
Tax benefit		—		(2,487)

Fair market value inventory adjustment, net of tax		—	—	4,449	0.11

Income and diluted earnings per share, excluding restructuring and impairment charges, losses and other charges, and fair market value inventory adjustment	$	30,176	$0.76	$25,723	$0.65

(A) In 2009, losses and other charges principally relate to loss on sale of assets and restructuring related costs associated with the Arrow acquisition. In 2008, losses and other charges relate to restructuring related costs associated with the Arrow acquisition.

(B) The fair market value inventory adjustment reflects the absorption of the residual Arrow inventory purchase price adjustment from acquisition date.

Adjusted Medical Segment Operating Profit and Margins

		Three Months
	Three Months Ended	Ended
	March 29, 2009	March 30, 2008
	(dollars in thousands)
Medical Segment operating profit as reported	$70,193	$70,912
Medical Segment operating margin as reported	20.6%	19.0%
Add: Fair market value inventory adjustment	—	6,936
Add: Integration costs not qualified for restructuring	629	276

Adjusted Medical Segment operating profit	$70,822	$78,124
Adjusted Medical Segment operating margin	20.8%	20.9%

YTD Reconciliation of Teleflex Cash Flow from Continuing Operations

	Three Months Ended	Three Months Ended
	March 29, 2009	March 30, 2008
	(dollars in thousands)
Cash flow from continuing operations as reported	$(4,454)	$(20,250)
Add: Tax payment on gain on sale of automotive and industrial businesses	—	47,402

Adjusted cash flow from continuing operations	$(4,454)	$27,152

About Teleflex Incorporated
Teleflex is a diversified company that designs, manufactures and distributes quality engineered products and services for the medical, aerospace and commercial markets worldwide. Teleflex employs approximately 13,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex can be obtained from the company’s website at www.teleflex.com.

Caution Concerning Forward-looking Information
This press release contains forward-looking statements, including, but not limited to, statements relating to expected core revenue growth within our Medical business; expected revenue challenges with respect to our Aerospace and Commercial segments; our forecast of diluted earnings per share from continuing operations excluding special charges for 2009; expected range of special charges for 2009; our forecast of diluted earnings per share from continuing operations attributable to common shareholders including special charges for 2009; and expected cash flow from continuing operations for 2009.  Actual results could differ materially from those in these forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; our ability to realize efficiencies; changes in material costs and surcharges; unanticipated difficulties in connection with consolidation of manufacturing and administrative functions; unanticipated difficulties, expenditures and delays in connection with the integration of Arrow International, including delays in the implementation of integration programs and adverse customer and shareholder reaction; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses, including unanticipated costs and difficulties in connection with the resolution of issues related to the FDA corporate warning letter issued to Arrow; our ability to meet our debt obligations; changes in general and international economic conditions; and other factors described in Teleflex’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10K.

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 29,		March 30,
	2009		2008
	(Dollars and shares in thousands,
		except per share)
Net revenues.........................................................................................	$	469,675	$ 542,110
Materials, labor and other product costs.........................................................		273,551	328,671

Gross profit..........................................................................................		196,124	213,439
Selling, engineering and administrative expenses..............................................		128,764	147,573
Net loss on sales of businesses and assets........................................................		2,597	18
Restructuring and other impairment charges....................................................		2,463	8,856

Income from continuing operations before interest and taxes................................		62,300	56,992
Interest expense....................................................................................		25,402	31,083
Interest income....................................................................................		(214)	(961)

Income from continuing operations before taxes.............................................		37,112	26,870
Taxes on income from continuing operations...................................................		10,462	11,662

Income from continuing operations..............................................................		26,650	15,208

Operating income from discontinued operations (including gain on disposal of $275,787 and $0, respectively).................. ..............................................		297,975	15,195
Taxes on income from discontinued operations..................................................		99,018	406

Income from discontinued operations...........................................................		198,957	14,789

Net income............................................................. ..............................		225,607	29,997
Less: Net income attributable to noncontrolling interest......................................		236	187
Income from discontinued operations attributable to noncontrolling interest......		9,860	6,867

Net income attributable to common shareholders.............................................	$	215,511	$22,943

Earnings per share available to common shareholders:
Basic:
Income from continuing operations ........................................................		$0.67	$0.38
Income from discontinued operations ....................................................		$4.76	$0.20

Net income ....................................................................................		$5.43	$0.58

Diluted:
Income from continuing operations ........................................................		$0.66	$0.38
Income from discontinued operations ....................................................		$4.74	$0.20

Net income ....................................................................................		$5.40	$0.58

Dividends per share................................................................................		$0.340	$0.320
Weighted average common shares outstanding:
Basic..............................................................................................		39,692	39,454
Diluted...........................................................................................		39,876	39,709
Amounts attributable to common shareholders:
Income from continuing operations, net of tax		$26,414	$15,021
Discontinued operations, net of tax		189,097	7,922

Net income	$	215,511	$22,943

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 29,		December 31,
	2009		2008
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents.........................................................................		$143,051	$	107,275
Accounts receivable, net..........................................................................		288,971		311,908
Inventories, net.....................................................................................		406,829		424,653
Prepaid expenses and other current assets....................................................		19,658		21,373
Income taxes receivable............................................................................		11,004		17,958
Deferred tax assets................................................................................		64,407		66,009
Assets held for sale..................................................................................		7,773		8,210

Total current assets...........................................................................		941,693		957,386
Property, plant and equipment, net...................................................................		332,407		374,292
Goodwill.................................................................................................		1,447,005		1,474,123
Intangibles and other assets...........................................................................		1,062,419		1,090,852
Investments in affiliates...............................................................................		15,886		28,105
Deferred tax assets...................................................................................		6,864		1,986

Total assets.....................................................................................	$	3,806,274	$	3,926,744

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current borrowings.................................................................................		$5,973	$	108,853
Accounts payable.................................................................................		109,710		139,677
Accrued expenses.................................................................................		111,724		125,183
Payroll and benefit-related liabilities............................................................		65,039		83,129
Derivative liabilities..............................................................................		22,972		27,370
Accrued interest.....................................................................................		21,167		26,888
Income taxes payable..............................................................................		89,273		12,613
Deferred tax liabilities.............................................................................		4,786		2,227
Total current liabilities........................................................................ ..		430,644		525,940
Long-term borrowings.................................................................................		1,299,662		1,437,538
Deferred tax liabilities..................................................................................		324,942		324,678
Pension and postretirement benefit liabilities......................................................		170,016		169,841
Other liabilities.......................................................................................		175,570		182,864

Total liabilities........................................................................ ..........		2,400,834		2,640,861
Commitments and contingencies
Total common shareholders’ equity..................................................................		1,401,329		1,246,455
Noncontrolling interest..............................................................................		4,111		39,428

Total equity		1,405,440		1,285,883

Total liabilities and equity.....................................................................	$	3,806,274	$	3,926,744

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 29,		March 30,
	2009		2008
	(Dollars in thousands)
Cash Flows from Operating Activities of Continuing Operations:
Net income ..................................................................................	$	225,607	$	29,997
Adjustments to reconcile net income to net cash used in operating activities:
Income from discontinued operations..............................................		(198,957)		(14,789)
Depreciation expense..................................................................		14,509		16,266
Amortization expense of intangible assets........................................		11,133		11,716
Amortization expense of deferred financing costs..............................		2,641		1,468
Stock-based compensation.........................................................		2,250		1,797
Net loss on sales of businesses and assets...........................................		2,597		18
Other....................................................................................		760		2,206
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable....................................................................		(13,318)		(29,155)
Inventories...............................................................................		(11,903)		15,999
Prepaid expenses and other current assets.........................................		1,681		669
Accounts payable and accrued expenses.............................................		(36,094)		1,395
Income taxes payable and deferred income taxes................................		(5,360)		(57,837)
Net cash used in operating activities from continuing operations.........		(4,454)		(20,250)

Cash Flows from Financing Activities of Continuing Operations:
Proceeds from long-term borrowings....................................................		10,000		—
Reduction in long-term borrowings....................................................		(249,178)		(13,421)
Increase in notes payable and current borrowings.....................................		(659)		10,159
Proceeds from stock compensation plans...............................................		367		1,602
Payments to noncontrolling interest shareholders....................................		(295)		(442)
Dividends..................................................................................		(13,511)		(12,622)

Net cash used in financing activities from continuing operations............		(253,276)		(14,724)

Cash Flows from Investing Activities of Continuing Operations:
Expenditures for property, plant and equipment........................................		(7,020)		(7,468)
Proceeds from sales of businesses and assets, net of cash sold.......................		296,883		—
Payments for businesses and intangibles acquired, net of cash acquired...........		(1,108)		(350)
Investments in affiliates....................................................................		—		(100)
Net cash provided by (used in) investing activities from continuing operations.....................................................................		288,755		(7,918)

Cash Flows from Discontinued Operations:
Net cash provided by operating activities...................................		17,183		14,283
Net cash used in financing activities...................................................		(11,075)		(12,250)
Net cash used in investing activities......................................................		(1,103)		(291)

Net cash provided by discontinued operations..................................		5,005		1,742

Effect of exchange rate changes on cash and cash equivalents........................		(254)		(6,085)

Net increase (decrease) in cash and cash equivalents.....................................		35,776		(47,235)
Cash and cash equivalents at the beginning of the period................................		107,275		201,342

Cash and cash equivalents at the end of the period........................................	$	143,051	$	154,107

TELEFLEX INCORPORATED AND SUBSIDIARIES
SUMMARY OF SEGMENT RESULTS
(Unaudited)

	Three Months Ended
	March 29,	March 30,
	2009	2008
	(Dollars in thousands)
Segment net revenues:
Medical...................................................................................................	$ 340,542	$ 374,057
Aerospace................................................................................................	43,729	66,288
Commercial.............................................................................................	85,404	101,765

Total segment net revenues.........................................................................	469,675	542,110

Segment operating profit (1):
Medical...................................................................................................	70,193	70,912
Aerospace................................................................................................	3,037	4,928
Commercial.............................................................................................	4,661	2,847

Total segment operating profit.....................................................................	77,891	78,687
Corporate expenses.............................................................................................	10,767	13,008
Loss on sales of businesses and assets....................................................................	2,597	18
Restructuring and impairment charges.....................................................................	2,463	8,856
Noncontrolling interest (2).................................................................................	(236)	(187)
Income from continuing operations before interest, taxes and noncontrolling interest...........	$62,300	$56,992

(1)	Segment operating profit includes a segment’s net revenues reduced by its materials, labor and other product costs along with the segment’s selling, engineering and administrative expenses and noncontrolling interest. Unallocated corporate expenses, loss on sales of assets, restructuring and impairment charges, interest income and expense and taxes on income are excluded from the measure.

(2)	Noncontrolling interest is included in segment operating profit presented above and must be removed in order to calculate income from continuing operations before interest, taxes and noncontrolling interest, as presented on the Company’s condensed consolidated statements of income for the three months ended March 29, 2009 and March 30, 2008, respectively.

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